EXHIBIT 99.2

October 6, 2011

Brad Blum
Blum Growth Fund LLC
250 Park Avenue South, Suite 510
Winter Park, Florida 32789

Dear Mr. Blum,

I received your letters dated September 30, 2011 and October 3, 2011 and have distributed them to each of the other directors of Cosi, Inc. (the “Company”).

Once again, on behalf of the Company’s Board, we appreciate your interest in the Company as an investor.

As we previously corresponded to you and have announced publicly, the Search Committee of the Board (the “Committee”) currently is working with The Elliott Group, a nationally recognized executive search firm, to identify and select a permanent Chief Executive Officer (“CEO”).  As we previously informed you, if you would like to be considered as a potential CEO candidate, please so notify us and we will refer you to The Elliott Group and the Committee will review your qualifications and credentials, together with those of all other candidates selected by the Committee for its review and consideration. If you elect to be part of the CEO search process, at the appropriate time, you may be contacted by The Elliott Group or the Committee to submit information which the Committee deems relevant to its decision. Once the CEO succession process is completed, the Company will publicly announce its decision.

Moreover, as we previously informed you, the Board reviews, on an ongoing basis, all matters of Board composition, including the size of the Company’s Board and the diversity, experience and qualifications of the Company’s directors.  If you would like to be considered as a board candidate, please so notify us and your candidacy, as well as the candidacy of any bona fide, qualified director candidate submitted to the Nomination Committee by you or by other stockholders of the Company, will be properly considered at the appropriate time.

Regarding the Company’s operating performance and certain proactive initiatives currently being pursued by the Company’s Board and management to grow the Company’s business, reduce costs, increase profitability and enhance long-term stockholder value, we intend to address these matters on our next quarterly earnings call as we have on previous earnings calls.

Lastly, in view of statements you previously have made to us in writing and verbally, and statements you recently have made publicly, the Company is concerned that you understand and are in compliance with applicable U.S. federal securities laws regarding your solicitation of other stockholders and their participation with you in certain activities, as well as any agreements or understandings you may have with other stockholders regarding such activities and the voting or disposition of the Company's common stock.

Thank you again for your interest in the Company’s future success.

Very truly yours,
COSI, INC.

/s/ Mark S. Demilio
Mark S. Demilio